File No. 812-[ ]

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

CARLYLE SECURED LENDING, INC., CARLYLE CREDIT SOLUTIONS, INC., TCG BDC SPV LLC, CARLYLE CREDIT SOLUTIONS SPV LLC, CARLYLE CREDIT SOLUTIONS SPV 2 LLC, CARLYLE DIRECT LENDING CLO 2015-1R LLC, CARLYLE SECURED LENDING III, OCPC CREDIT FACILITY SPV LLC, CARLYLE TACTICAL PRIVATE CREDIT FUND, CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C., CSL III ADVISORS, LLC, CARLYLE CLO MANAGEMENT L.L.C., MC UNI LLC, MC UNI SUBSIDIARY LLC, MC UNI SUBSIDIARY II (BLOCKER) LLC, CPC V, LP, CPC V SPV LLC, CDL 2018-1, L.L.C., CDL 2018-1 SPV LLC, CDL 2018-2, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P., CARLYLE ONTARIO CREDIT SLP L.L.C., CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P., CARLYLE SKYLINE CREDIT FUND, L.P., CDL 2020-3, L.L.C., CARLYLE CLO FUND, L.P., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-2-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-3-R, LTD, CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-4-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD., CARLYLE US CLO 2016-4, LTD., CARLYLE US CLO 2017-1, LTD., CARLYLE US CLO 2017-2, LTD., CARLYLE US CLO 2017-3, LTD., CARLYLE US CLO 2017-4, LTD., CARLYLE US CLO 2017-5, LTD., CARLYLE US CLO 2018-1, LTD., CARLYLE US CLO 2018-2, LTD., CARLYLE US CLO 2018-3, LTD., CARLYLE US CLO 2018-4, LTD., CARLYLE US CLO 2019-1, LTD., CARLYLE US CLO 2019-2, LTD., CARLYLE US CLO 2019-3, LTD., CARLYLE US CLO 2019-4, LTD., CARLYLE US CLO 2020-1, LTD., CARLYLE US CLO 2020-A, LTD., CARLYLE STRUCTURED CREDIT FUND, L.P., CARLYLE C17 CLO, LTD., CARLYLE US CLO 2020-2, LTD., CARLYLE US CLO 2021-A, LTD., CARLYLE STRUCTURED CREDIT COINVESTMENT, L.P., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P., CEMOF II COINVESTMENT, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P., CEMOF II MASTER CO-INVESTMENT

PARTNERS AIV ONE, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P., CEMOF-A COINVESTMENT PARTNERS, L.P., CEMOF II AIV, L.P., CEMOF II AIV ONE, L.P., CEMOF II AIV TWO, L.P., CEMOF II AIV THREE, L.P., CEMOF II AIV FOUR, L.P., CEMOF II-A AIV, L.P., CEMOF II-A AIV ONE, L.P., CEMOF II-A AIV TWO, L.P., CEMOF II-A AIV THREE, L.P., CEMOF II-A AIV FOUR, L.P., CEMOF II OFFSHORE INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P., CARLYLE CREDIT OPPORTUNITIES FUND, L.P., CCOF CAYMAN, L.P., CCOF CO-INVESTMENT, L.P., CCOF NORTH CO-INVESTMENT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P., CCOF GEM CO-INVESTMENT, L.P., CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD., CCOF ONSHORE CO-BORROWER LLC, CCOF MASTER CAYMAN, LTD., CCOF S.à r.l., CCOF MASTER S.à r.l., GC LION S.à r.l., CCOF SPV I S.à r.l., GC ORANGE S.à r.l., CCOF MASTER CO-INVESTMENT S.à r.l., CCOF CO-INVESTMENT S.à r.l., CCOF MAIN SPV, L.P., CARLYLE TANGO RE CREDIT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CCOF II LUX FEEDER, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P., CCOF II MASTER CAYMAN, LTD., CCOF II ONSHORE SPV, L.P., CCOF II MASTER S.à r.l., CCOF II SPV S.à r.l., CCOF MASTER, L.P., CCOF PARALLEL AIV, L.P., CCOF PARALLEL AIV INVESTORS, L.L.C., CARLYLE STRATEGIC PARTNERS IV, L.P., CSP IV COINVESTMENT, L.P., CSP IV COINVESTMENT (CAYMAN), L.P., CSP IV (CAYMAN 1), L.P., CSP IV ACQUISITIONS, L.P., CSP IV S-1 AIV, L.P., CSP IV S-1A AIV, L.P., CSP IV S-1B AIV, L.P., CREDIT ACQUISITIONS (CAYMAN-3), L.P., CSP IV ARF (CAYMAN 3), L.P., CSP IV (CAYMAN 2), L.P., CSP IV (CAYMAN 3), L.P., CARLYLE CLOVER PARTNERS, L.P., CARLYLE CLOVER PARTNERS 2, L.P., TCG CAPITAL MARKETS L.L.C., TCG SENIOR FUNDING L.L.C., CARLYLE REVOLVING LOAN FUND, L.P., CREV COINVESTMENT, L.P., CREV CAYMAN, L.P., CLOVER FINANCING SPV, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P., CARLYLE US CLO 2021-3S, LTD., CARLYLE US CLO 2021-4, LTD., CARLYLE US CLO 2021-5, LTD., CARLYLE US CLO 2021-6, LTD., CARLYLE US CLO 2021-7, LTD., CARLYLE US CLO 2021-8, LTD., CARLYLE US CLO 2021-10, LTD., CARLYLE US CLO 2021-9, LTD., CARLYLE US CLO 2021-11, LTD., CARLYLE US CLO 2021-J, LTD., CARLYLE US CLO 2022-A, LTD., CARLYLE US CLO 2022-B, LTD., CICF COINVESTMENT, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P., CICF LUX FEEDER, SCSP, CARLYLE INFRASTRUCTURE CREDIT FUND (PARALLEL), SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P., CARLYLE CREDIT

2

OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC, PROJECT MEDIACO, L.P., CARLYLE BRAVO CREDIT INVESTOR, LLC, PROJECT HARMONY, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP, CCOF II PARALLEL AIV INVESTORS, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P., CARLYLE SPINNAKER PARTNERS 2, L.P., CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P., CARLYLE REVOLVING LOAN FUND II, L.P., CREV II CAYMAN, L.P., CREV COINVESTMENT, L.P., CARLYLE DIRECT LENDING FUND (LEVERED) IV, L.P., CARLYLE DIRECT LENDING FUND IV, L.P., CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C., CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND (LEVERED), L.P., CREV II COINVESTMENT, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P., CARLYLE SKYLINE CREDIT FUND, AIV L.P., CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP, CCOF II LUX FEEDER IRVING AIV, SCSP, CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P., CSP IV BRAWN AIV, L.P., CSP IV COINVEST BRAWN INVESTORS, L.P., CSP IV COINVEST BRAWN, L.P., CSP IV (PARALLEL) AIV I, L.P., CSP IV CREDIT INVESTOR, LLC, BRAWN COINVEST ELECTING INVESTORS, L.P., CARLYLE TANGO RE CREDIT SPLITTER, L.P., CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P., CARLYLE AURORA REVOLVING LOAN FUND, L.P., CARLYLE CLO EQUITY FUND III OFFSHORE, L.P., CARLYLE CLO EQUITY FUND III ONSHORE, L.P., CARLYLE CLO EQUITY FUND III, L.P., CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P., CARLYLE US CLO 2022-F, LTD., CBAM 2017-1, LTD., CBAM 2017-2, LTD., CBAM 2017-3, LTD., CBAM 2017-4, L.L.C., CBAM 2017-4, LTD., CBAM 2018-5, LTD., CBAM 2018-6, LTD., CBAM 2018-7, LTD., CBAM 2018-8, LTD., CBAM 2019-9, LTD., CBAM 2019-10, LTD., CBAM 2019-11R, LTD., CBAM 2020-12, LTD., CBAM 2020-13, LLC, CBAM 2020-13, LTD., CBAM 2021-14, LTD., CBAM 2021-15, LLC

APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY

SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

Please direct all communications, notices and orders to:	Copies to:

Joshua Lefkowitz	Rajib Chanda Christopher P. Healey
Carlyle Global Credit Investment Management LLC	Simpson Thacher & Bartlett LLP

3

One Vanderbilt Avenue	900 G Street NW
Suite 3400	Washington, D.C. 20001
(202)-636-5500
New York, NY 10017 (212) 813-4900	rajib.chanda@stblaw.com christopher.healey@stblaw.com

May 27, 2022

This Application (including Exhibits) contains 62 pages

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I.	INTRODUCTION

A. Summary of Application

On January 17, 2018, the Securities and Exchange Commission (the “Commission”) issued an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1 thereunder, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder, as described more fully therein (the “Prior Order”).2 The Prior Order permits certain business development companies and closed-end management investment companies to co-invest in portfolio companies with each other and with affiliated investment entities.

The Applicants (defined below) hereby seek an amended order (the “Amended Order”) from the Commission under Section 57(i) of the 1940 Act, and Rule 17d-1 thereunder to amend the term “Follow-On Investment” to mean (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment.

B. Applicants

•

Carlyle Secured Lending, Inc. (f/k/a TCG BDC, Inc.) (“BDC I”), a Maryland corporation which is an externally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company (“BDC”). CGCIM (defined below) serves as investment adviser to BDC I;

•

Carlyle Credit Solutions, Inc. (f/k/a TCG BDC II, Inc.) (“BDC II”), a Maryland corporation which is an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC. CGCIM (defined below) serves as investment adviser to BDC II;

•

Carlyle Secured Lending III (“BDC III”), a Delaware statutory trust which is an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC. CSL III (defined below) serves as investment adviser to BDC III;

•

Carlyle Tactical Private Credit Fund (“CTAC”), a Delaware statutory trust structured as a non-diversified, closed-end management investment company that is operated as an interval fund. CGCIM (defined below) serves as investment adviser to BDC III;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	See TCG BDC, Inc., et al. (File No. 812-14798) Investment Company Act Rel. Nos. 32945 (December 20, 2017) (notice) and 32969 (January 17, 2018) (order).

•	TCG BDC SPV LLC (“BDC I Sub”), which is a Wholly-Owned Investment Sub of BDC I;

•	Carlyle Credit Solutions SPV LLC (“BDC II Sub”), which is a Wholly-Owned Investment Sub of BDC II;

•	Carlyle Credit Solutions SPV 2 LLC (“BDC II Sub2”), which is a Wholly-Owned Investment Sub of BDC II;

•	OCPC Credit Facility SPV LLC (“CTAC SPV”), which is a Wholly-Owned Investment Sub of CTAC;

•

Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), a Delaware limited liability company and an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as investment adviser to BDC I, BDC II, BDC III and CTAC and as investment adviser or sub-adviser to certain Existing Affiliated Funds that are identified in Appendix A, on behalf of itself and its successors;

•

CSL III Advisors, LLC (“CSL III”), an investment adviser registered with the Commission under the Advisers Act, which serves as the investment adviser to BDC III, on behalf of itself and its successors;

•

Carlyle CLO Management L.L.C. (“Carlyle CLO Manager”), a Delaware limited liability company that is a wholly-owned subsidiary of Carlyle Investment Management L.L.C. (“CIM”) and a relying adviser of CIM;

•

TCG Capital Markets L.L.C. (“TCG Capital Markets”), a Delaware limited liability company that is a majority-owned subsidiary of Carlyle through which Carlyle underwrites, syndicates, places and arranges securities of corporate issuers. TCG Capital Markets is registered as a limited purpose broker-dealer with the Commission, is member of FINRA and is registered as a broker-dealer in all 50 states and the District of Columbia;

•

TCG Senior Funding L.L.C. (“TCG Senior Funding”), a Delaware limited liability company that is a majority-owned subsidiary of Carlyle and was formed to originate, underwrite, structure and place loans;

•

Certain accounts identified in Appendix A that the Existing Advisers and their direct and indirect wholly owned subsidiaries, from time to time, may use to hold various financial assets in a principal capacity (together, in such capacity, the “Existing Proprietary Accounts”); and

•

The investment vehicles identified in Appendix A (the “Existing Affiliated Funds” and, together with the Regulated Funds, Existing Advisers, Existing Proprietary Accounts and Capital Markets Affiliates, the “Applicants”).

All Applicants are eligible to rely on the Prior Order.3

C. Defined Terms

Except as stated herein, defined terms used in this application (the “Application”) have the same meanings provided in the application for the Prior Order, as amended and restated (the “Prior Application”).4

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

II. APPLICANTS’ PROPOSAL

The Amended Order, if granted, would expand the relief provided in the Prior Order to permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer. The requested relief is based on the temporary relief granted by the Commission on April 8, 2020.5

III. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Except as stated herein, the disclosure in Section IV, “Statement in Support of Relief Requested,” of the Prior Application is equally applicable to this Application.

IV. CONDITIONS

Except as stated herein, the Conditions of the Prior Order, as stated in Section V of the Prior Application, will remain in effect. Any language in the Conditions of the Prior Order stating that an Affiliated Fund is required to have an existing investment in an issuer and/or needs to have previously participated in a Co-Investment Transaction with respect to such issuer in order to participate in a Follow-On Investment shall be deemed removed if the Amended Order is granted.

[3]

All existing entities that currently rely on the Prior Order and intend to rely on the Amended Order have been named as applicants and any existing or future entities that may rely on the Amended Order in the future will comply with the terms and conditions of the Amended Order as set forth in or incorporated into this Application.

[4]	See TCG BDC, Inc., et al. (File No. 812-14798) (December 12, 2017) (application).
[5]

BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted on January 5, 2021 and further extension granted on April 22, 2021) (the “Temporary Relief”).

V. PROCEDURAL MATTERS

Applicants file this Application in accordance with Rule 0-2 under the 1940 Act. Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that their address is indicated on the cover page of this Application. Applicants further request that all communications concerning this Application should be directed and copied to the persons listed on the cover page of the Application.

In accordance with Rule 0-2(c) under the 1940 Act, Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of Applicants pursuant to their corporate organizational documents, and in the case of the Trust, the attached resolutions. Applicants also have attached the verifications required by Rule 0-2(d) under the 1940 Act.

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Amended Order without holding a hearing.

Dated: May 27, 2022

CARLYLE SECURED LENDING, INC. CARLYLE CREDIT SOLUTIONS, INC.

By:	/s/ Linda Pace
Name: Linda Pace
Title: Chief Executive Officer

CARLYLE SECURED LENDING III TCG BDC SPV LLC CARLYLE CREDIT SOLUTIONS SPV LLC CARLYLE DIRECT LENDING CLO 2015-1R LLC CARLYLE CREDIT SOLUTIONS SPV 2 LLC OCPC CREDIT FACILITY SPV LLC

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Authorized Person

CARLYLE TACTICAL PRIVATE CREDIT FUND

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Global Credit Chief Legal Officer

CSL III ADVISOR, LLC

By: Carlyle Global Credit Investment Management L.L.C., its managing member

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer

CPC V, LP

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CPC V SPV LLC

By:	CPC V, L.P., its sole member

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

MC UNI LLC

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

MC UNI SUBSIDIARY LLC MC UNI SUBSIDIARY II (BLOCKER) LLC

By:	MC UNI LLC, its managing member

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

CDL 2018-1, L.L.C. CDL 2018-1 SPV LLC

By:	CDL 2018-1 Manager, L.L.C., its manager

By:	CDL 2018-1 GP, L.L.C., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CDL 2018-2, L.P.

By:	CDL 2018-1 GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P. CARLYLE ONTARIO CREDIT SLP L.L.C

By:	TCG OPT Credit GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P

By:	Carlyle Ontario Credit SLP L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Vice President

CARLYLE SKYLINE CREDIT FUND, L.P.

By:	Carlyle Skyline Credit Fund GP, L.P., its general partner

By:	Carlyle Skyline Credit Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CDL 2020-3, L.L.C

By:	CDL 2020-3 MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CLO MANAGEMENT L.L.C.

By:	/s/ Catherine L. Ziobro
Name: Catherine L. Ziobro Title: Authorized Person

CARLYLE CLO FUND, L.P.

By:	Carlyle CLO Partners GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO

2012-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2016-1, LTD.

By:	/s/ Kriste Rankin
Name: Kriste Rankin Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-2, LTD.

	By:	/s/ Paul Belson
Name: Paul Belson Title: Director

CARLYLE C17 CLO, LTD.

	By:	/s/ Sheraim Mascal
Name: Sheraim Mascal Title: Director

CARLYLE US CLO 2020-2, LTD. CARLYLE US CLO 2021-A, LTD

	By:	/s/ Dianne Farjallah
Name: Dianne Farjallah Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO

2012-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-2-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-3- R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-4-R, LTD

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD.

CARLYLE US CLO 2016-4, LTD.

CARLYLE US CLO 2017-1, LTD.

CARLYLE US CLO 2017-2, LTD.

CARLYLE US CLO 2017-3, LTD.

CARLYLE US CLO 2017-4, LTD.

CARLYLE US CLO 2017-5, LTD.

CARLYLE US CLO 2018-1, LTD.

CARLYLE US CLO 2018-2, LTD.

CARLYLE US CLO 2018-3, LTD.

CARLYLE US CLO 2018-4, LTD.

CARLYLE US CLO 2019-1, LTD.

CARLYLE US CLO 2019-2, LTD.

CARLYLE US CLO 2019-3, LTD.

CARLYLE US CLO 2019-4, LTD.

CARLYLE US CLO 2020-1, LTD.

CARLYLE US CLO 2020-A, LTD.

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE STRUCTURED CREDIT FUND, L.P. CARLYLE STRUCTURED CREDIT COINVESTMENT, L.P.

By:	Carlyle Structured Credit GP, L.P., its general partner

By:	Carlyle Structured Credit GP, L.L.C., its general partner

By:	/s/ David Lobe

Name: David Lobe Title: Principal

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P.

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P.

CEMOF II COINVESTMENT, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P.

CEMOF II AIV, L.P.

CEMOF II AIV ONE, L.P.

CEMOF II AIV TWO, L.P.

CEMOF II AIV THREE, L.P.

CEMOF II AIV FOUR, L.P

CEMOF II-A AIV, L.P.

CEMOF II-A AIV ONE, L.P.

CEMOF II-A AIV TWO, L.P.

CEMOF II-A AIV THREE, L.P.

CEMOF II-A AIV FOUR, L.P.

CEMOF II OFFSHORE INVESTORS, L.P.

By:	CEMOF II General Partner, L.P., its general partner

By:	TC Group CEMOF II, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CEMOF-A COINVESTMENT PARTNERS, L.P.

By:	CEMOF General Partner Cayman, L.P., its general partner

By:	CEMOF GP Cayman, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P.

CARLYLE CREDIT OPPORTUNITIES FUND, L.P.

CCOF CAYMAN, L.P.

CCOF CO-INVESTMENT, L.P.

CCOF NORTH CO-INVESTMENT, L.P.

CCOF MASTER, L.P.

CCOF PARALLEL AIV, L.P.

CCOF PARALLEL AIV INVESTORS, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P.

CCOF GEM CO-INVESTMENT, L.P.

CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD.

CCOF ONSHORE CO-BORROWER LLC

By:	CCOF General Partner, L.P., its general partner

By:	CCOF, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF MASTER CAYMAN, LTD.

By:	/s/ David Lobe
Name: David Lobe Title: Director

CCOF S.à r.l.

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex

Name: Gael Castex Title: Manager

CCOF MASTER S.à r.l. GC LION S.à r.l. CCOF SPV I S.à r.l. GC ORANGE S.à r.l. CCOF MASTER CO-INVESTMENT S.à r.l. CCOF CO-INVESTMENT S.à r.l

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MAIN SPV, L.P.

By:	CCOF SPV GP L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT, L.P.

By:	Carlyle Tango RE Credit GP, L.P., its general partner

By:	Carlyle Tango, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P.

By:	CCOF II General Partner, L.P., its general partner

By:	CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp CCOF II LUX FEEDER, SCSp

By:	CCOF II Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney Title: Manager

CCOF II ONSHORE SPV, L.P.

By:	CCOF II SPV GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER CAYMAN, LTD.,

By:	/s/ David Lobe
Name: David Lobe Title: Director

CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P.

By:	CCOF II Note Issuer General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER S.à r.l. CCOF II SPV S.à r.l.

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE STRATEGIC PARTNERS IV, L.P. CSP IV COINVESTMENT, L.P. CSP IV S-1B AIV, L.P.

By:	CSP IV General Partner, L.P., its general partner
By:	TC Group CSP IV, L.L.C., its general partner
By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV COINVESTMENT (CAYMAN), L.P. CSP IV (CAYMAN 1), L.P. CSP IV ACQUISITIONS, L.P.

By:	CSP IV (Cayman 1) General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CSP IV S-1 AIV, L.P. CSP IV S-1A AIV, L.P.

By:	Carlyle Strategic Partners IV, L.P., its general partner

By:	CSP IV General Partner, L.P, its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREDIT ACQUISITIONS (CAYMAN-3), L.P.

By:	Credit Acquisitions-3 General Partner, L.P., its general partner

By:	Credit Acquisitions-3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV ARF (Cayman 3), L.P

By:	CSP IV ARF General Partner, L.P., its general partner

By:	CSP IV ARF Delaware 3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV (CAYMAN 2), L.P.

By:	CSP IV (Cayman 2) General Partner, L.P., its general partner

By:	CSP IV (Cayman 2) GP, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

CSP IV (CAYMAN 3), L.P.

By:	CSP IV (Cayman 3) General Partner, L.P., its general partner

By:	CSP IV (Cayman 3) GP, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

CARLYLE CLOVER PARTNERS, L.P. CARLYLE CLOVER PARTNERS 2, L.P.

By:	CREV General Partner, L.P., its general partner

By:	CREV General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

TCG CAPITAL MARKETS L.L.C.

By:	/s/ Anne Campbell
Name: Anne Campbell Title: Chief Compliance Officer

TCG SENIOR FUNDING L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer of Global Credit

CARLYLE REVOLVING LOAN FUND, L.P.,

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV COINVESTMENT, L.P. CLOVER FINANCING SPV, L.P. By: CREV General Partner, L.P., its general partner By: CREV General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV CAYMAN, L.P.

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE INFRASTRUCTURE CREDIT FUND, L.P.,

By:	CICF General Partner, L.P, its general partner

By:	CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P. CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P.

By:	TCG Bravo Credit GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE US CLO 2021-3S, LTD.

CARLYLE US CLO 2021-4, LTD.

CARLYLE US CLO 2021-5, LTD.

CARLYLE US CLO 2021-6, LTD.

CARLYLE US CLO 2021-7, LTD.

CARLYLE US CLO 2021-8, LTD.

CARLYLE US CLO 2021-10, LTD.

CARLYLE US CLO 2021-9, LTD.

CARLYLE US CLO 2021-11, LTD.

CARLYLE US CLO 2021-J, LTD.

CARLYLE US CLO 2022-A, LTD.

CARLYLE US CLO 2022-B, LTD.

/s/ Karey Schreck
Name: Karey Schreck Title: Director

CICF COINVESTMENT, L.P. By: CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P. By: CICF NOTE ISSUER GENERAL PARTNER, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CICF LUX FEEDER, SCSP By: CICF LUX GP, S.à.r.l., its general partner

/s/ David Lobe
Name: David Lobe Title: Manager

/s/ William Cagney
Name: William Cagney Title: Manager

CARLYLE INFRASTRUCTURE CREDIT FUND (PARALLEL), SCSP By: CICF GENERAL PARTNER (PARALLEL) S.à.r.l., its general partner

/s/ J.A. Mees
Name: J.A. Mees Title: Manager

/s/ V. Van den Brink
Name: V. Van den Brink Title: Manager

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P.

By: CCOF L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC

CARLYLE BRAVO CREDIT INVESTOR, LLC

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P. CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP

CCOF II PARALLEL AIV INVESTORS, SCSP

By: CCOF II LUX GENERAL PARTNER S.à r.l., its general partner

/s/ David Lobe
Name: David Lobe Title: Manager

/s/ William Cagney
Name: William Cagney Title: Manager

PROJECT MEDIACO, L.P.

PROJECT HARMONY, L.P. CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P.

By: CCOF II General Partner, L.P., its general partner

By: CCOF L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE SPINNAKER PARTNERS 2, L.P. CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P. By: CARLYLE SPINNAKER PARTNERS 2 GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE REVOLVING LOAN FUND II, L.P. CREV II CAYMAN, L.P. By: CARLYLE REVOLVING LOAN II GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV COINVESTMENT, L.P. By: CREV General Partner, L.P., its general partner By: CREV General Partner, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING FUND (LEVERED) IV, L.P. CARLYLE DIRECT LENDING FUND IV, L.P. By: CARLYLE DIRECT LENDING FUND IV GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C. By: CARLYLE FALCON STRUCTURED SOLUTIONS MANAGER, L.L.C., its manager

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG AURORA CREDIT GP LTD., its general partner

/s/ Karey Schreck
Name: Karey Schreck Title: Director

CARLYLE INFRASTRUCTURE CREDIT FUND (LEVERED), L.P. By: CICF GENERAL PARTNER, L.P., its general partner By: CICF L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV II COINVESTMENT, L.P. By: CARLYLE REVOLVING LOAN II GP, L.P., its general partner By: CARLYLE REVOLVING LOAN II GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P. By: TCG OPT CREDIT SPV GP, LTD., its general partner

/s/ Karey Schreck
Name: Karey Schreck Title: Director

CARLYLE SKYLINE CREDIT FUND, AIV L.P. By: CARLYLE SKYLINE CREDIT FUND GP, L.P., its general partner By: CARLYLE SKYLINE CREDIT FUND GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP CCOF II LUX FEEDER IRVING AIV, SCSP By: CCOF II LUX GENERAL PARTNER S.à r.l., its general partner

/s/ David Lobe
Name: David Lobe Title: Manager

/s/ William Cagney
Name: William Cagney Title: Manager

CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C.

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P.

By: CCOF II GENERAL PARTNER, L.P., its general partner

By: CCOF II L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV BRAWN AIV, L.P.

BRAWN COINVEST ELECTING INVESTORS, L.P.

CSP IV COINVEST BRAWN INVESTORS, L.P.

CSP IV COINVEST BRAWN, L.P.

CSP IV (PARALLEL) AIV I, L.P.

By: CSP IV GENERAL PARTNER, L.P., its general partner

By: TC GROUP CSP IV, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV CREDIT INVESTOR, LLC

/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT SPLITTER, L.P. By: CARLYLE TANGO RE CREDIT GP, L.P., its general partner By: CARLYLE TANGO, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG CEDAR CREDIT GP LTD., its general partner

/s/ Karey Schreck
Name: Karey Schreck Title: Director

CARLYLE AURORA REVOLVING LOAN FUND, L.P. By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.P., its general partner By: CARLYLE AURORA REVOLVING LON FUND GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CLO EQUITY FUND III OFFSHORE, L.P. CARLYLE CLO EQUITY FUND III ONSHORE, L.P. CARLYLE CLO EQUITY FUND III, L.P. By: CLOE III GENERAL PARTNER, L.P., its general partner

By: CLOE III GENERAL PARTNER, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P. By: CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person
CARLYLE US CLO 2022-F, LTD.

/s/ Karey Schreck
Name: Karey Schreck Title: Director

CBAM 2017-1, LTD.

CBAM 2017-2, LTD.

CBAM 2017-3, LTD.

CBAM 2017-4, L.L.C.

CBAM 2017-4, LTD.

CBAM 2018-5, LTD.

CBAM 2018-6, LTD.

CBAM 2018-7, LTD.

CBAM 2018-8, LTD.

CBAM 2019-9, LTD.

CBAM 2019-10, LTD.

CBAM 2019-11R, LTD.

CBAM 2020-12, LTD.

CBAM 2020-13, LLC

CBAM 2020-13, LTD.

CBAM 2021-14, LTD.

CBAM 2021-15, LLC

By: CBAM CLO Management LLC, its portfolio manager

/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

The undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated May 27, 2022, for and on behalf of the Applicants, as the case may be, that he or she holds the office with such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further says that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

CARLYLE SECURED LENDING, INC. CARLYLE CREDIT SOLUTIONS, INC, INC.

By:	/s/ Linda Pace
Name: Linda Pace
Title: Chief Executive Officer

CARLYLE SECURED LENDING III TCG BDC SPV LLC CARLYLE CREDIT SOLUTIONS SPV LLC CARLYLE DIRECT LENDING CLO 2015-1R LLC CARLYLE CREDIT SOLUTIONS SPV 2 LLC OCPC CREDIT FACILITY SPV LLC

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE TACTICAL PRIVATE CREDIT FUND

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person
CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Global Credit Chief Legal Officer

CSL III ADVISOR, LLC

By: Carlyle Global Credit Investment Management L.L.C., its managing member

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer

CPC V, LP

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CPC V SPV LLC

By:	CPC V, L.P., its sole member

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

MC UNI LLC

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

MC UNI SUBSIDIARY LLC MC UNI SUBSIDIARY II (BLOCKER) LLC

By:	MC UNI LLC, its managing member
By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

CDL 2018-1, L.L.C. CDL 2018-1 SPV LLC

By:	CDL 2018-1 Manager, L.L.C., its manager

By:	CDL 2018-1 GP, L.L.C., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CDL 2018-2, L.P.

By:	CDL 2018-1 GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P. CARLYLE ONTARIO CREDIT SLP L.L.C

By:	TCG OPT Credit GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P

By:	Carlyle Ontario Credit SLP L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Vice President

CARLYLE SKYLINE CREDIT FUND, L.P.

By:	Carlyle Skyline Credit Fund GP, L.P., its general partner

By:	Carlyle Skyline Credit Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CDL 2020-3, L.L.C

By:	CDL 2020-3 MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CLO MANAGEMENT L.L.C.

By:	/s/ Catherine L. Ziobro
Name: Catherine L. Ziobro Title: Authorized Person

CARLYLE CLO FUND, L.P.

By:	Carlyle CLO Partners GP, L.L.C., its general partner
By:	/s/ David Lobe

Name: David Lobe Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO

2012-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2016-1, LTD.

By:	/s/ Kriste Rankin
Name: Kriste Rankin Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-2, LTD.

By:	/s/ Paul Belson
Name: Paul Belson Title: Director
CARLYLE C17 CLO, LTD.

By:	/s/ Sheraim Mascal
Name: Sheraim Mascal Title: Director

CARLYLE US CLO 2020-2, LTD. CARLYLE US CLO 2021-A, LTD

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO

2012-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-2-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-3- R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-4-R, LTD

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD.

CARLYLE US CLO 2016-4, LTD.

CARLYLE US CLO 2017-1, LTD.

CARLYLE US CLO 2017-2, LTD.

CARLYLE US CLO 2017-3, LTD.

CARLYLE US CLO 2017-4, LTD.

CARLYLE US CLO 2017-5, LTD.

CARLYLE US CLO 2018-1, LTD.

CARLYLE US CLO 2018-2, LTD.

CARLYLE US CLO 2018-3, LTD.

CARLYLE US CLO 2018-4, LTD.

CARLYLE US CLO 2019-1, LTD.

CARLYLE US CLO 2019-2, LTD.

CARLYLE US CLO 2019-3, LTD.

CARLYLE US CLO 2019-4, LTD.

CARLYLE US CLO 2020-1, LTD.

CARLYLE US CLO 2020-A, LTD.

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE STRUCTURED CREDIT FUND, L.P. CARLYLE STRUCTURED CREDIT COINVESTMENT, L.P.
By:	Carlyle Structured Credit GP, L.P., its general partner
By:	Carlyle Structured Credit GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P.

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P.

CEMOF II COINVESTMENT, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P.

CEMOF II AIV, L.P.

CEMOF II AIV ONE, L.P.

CEMOF II AIV TWO, L.P.

CEMOF II AIV THREE, L.P.

CEMOF II AIV FOUR, L.P

CEMOF II-A AIV, L.P.

CEMOF II-A AIV ONE, L.P.

CEMOF II-A AIV TWO, L.P.

CEMOF II-A AIV THREE, L.P.

CEMOF II-A AIV FOUR, L.P.

CEMOF II OFFSHORE INVESTORS, L.P.

By:	CEMOF II General Partner, L.P., its general partner

By:	TC Group CEMOF II, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person
CEMOF-A COINVESTMENT PARTNERS, L.P.

By:	CEMOF General Partner Cayman, L.P., its general partner

By:	CEMOF GP Cayman, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P.

CARLYLE CREDIT OPPORTUNITIES FUND, L.P.

CCOF CAYMAN, L.P.

CCOF CO-INVESTMENT, L.P.

CCOF NORTH CO-INVESTMENT, L.P.

CCOF MASTER, L.P.

CCOF PARALLEL AIV, L.P.

CCOF PARALLEL AIV INVESTORS, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P.

CCOF GEM CO-INVESTMENT, L.P.

CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD.

CCOF ONSHORE CO-BORROWER LLC

By:	CCOF General Partner, L.P., its general partner

By:	CCOF, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF MASTER CAYMAN, LTD.

By:	/s/ David Lobe
Name: David Lobe Title: Director

CCOF S.à r.l.

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MASTER S.à r.l. GC LION S.à r.l. CCOF SPV I S.à r.l. GC ORANGE S.à r.l. CCOF MASTER CO-INVESTMENT S.à r.l. CCOF CO-INVESTMENT S.à r.l

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager
CCOF MAIN SPV, L.P.

By:	CCOF SPV GP L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT, L.P.

By:	Carlyle Tango RE Credit GP, L.P., its general partner

By:	Carlyle Tango, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P.

By:	CCOF II General Partner, L.P., its general partner

By:	CCOF II L.L.C., its general partner
By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp CCOF II LUX FEEDER, SCSp

By:	CCOF II Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney Title: Manager

CCOF II ONSHORE SPV, L.P.

By:	CCOF II SPV GP, LLC, its general partner
By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER CAYMAN, LTD.,

By:	/s/ David Lobe
Name: David Lobe Title: Director

CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P.

By:	CCOF II Note Issuer General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER S.à r.l. CCOF II SPV S.à r.l.

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE STRATEGIC PARTNERS IV, L.P. CSP IV COINVESTMENT, L.P. CSP IV S-1B AIV, L.P.

By:	CSP IV General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV COINVESTMENT (CAYMAN), L.P. CSP IV (CAYMAN 1), L.P. CSP IV ACQUISITIONS, L.P.

By:	CSP IV (Cayman 1) General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CSP IV S-1 AIV, L.P. CSP IV S-1A AIV, L.P.

By:	Carlyle Strategic Partners IV, L.P., its general partner

By:	CSP IV General Partner, L.P, its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREDIT ACQUISITIONS (CAYMAN-3), L.P.

By:	Credit Acquisitions-3 General Partner, L.P., its general partner

By:	Credit Acquisitions-3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV ARF (Cayman 3), L.P

By:	CSP IV ARF General Partner, L.P., its general partner

By:	CSP IV ARF Delaware 3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV (CAYMAN 2), L.P.

By:	CSP IV (Cayman 2) General Partner, L.P., its general partner

By:	CSP IV (Cayman 2) GP, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

CSP IV (CAYMAN 3), L.P.

By:	CSP IV (Cayman 3) General Partner, L.P., its general partner

By:	CSP IV (Cayman 3) GP, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

CARLYLE CLOVER PARTNERS, L.P. CARLYLE CLOVER PARTNERS 2, L.P.

By:	CREV General Partner, L.P., its general partner

By:	CREV General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

TCG CAPITAL MARKETS L.L.C.

By:	/s/ Anne Campbell
Name: Anne Campbell Title: Chief Compliance Officer

TCG SENIOR FUNDING L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer of Global Credit

CARLYLE REVOLVING LOAN FUND, L.P.,

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV COINVESTMENT, L.P. CLOVER FINANCING SPV, L.P. By: CREV General Partner, L.P., its general partner By: CREV General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV CAYMAN, L.P.

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE INFRASTRUCTURE CREDIT FUND, L.P.,

By:	CICF General Partner, L.P, its general partner

By:	CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P. CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P.

By:	TCG Bravo Credit GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE US CLO 2021-3S, LTD.

CARLYLE US CLO 2021-4, LTD.

CARLYLE US CLO 2021-5, LTD.

CARLYLE US CLO 2021-6, LTD.

CARLYLE US CLO 2021-7, LTD.

CARLYLE US CLO 2021-8, LTD.

CARLYLE US CLO 2021-10, LTD.

CARLYLE US CLO 2021-9, LTD.

CARLYLE US CLO 2021-11, LTD.

CARLYLE US CLO 2021-J, LTD.

CARLYLE US CLO 2022-A, LTD.

CARLYLE US CLO 2022-B, LTD.

/s/ Karey Schreck
Name: Karey Schreck Title: Director

CICF COINVESTMENT, L.P. By: CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P. By: CICF NOTE ISSUER GENERAL PARTNER, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CICF LUX FEEDER, SCSP By: CICF LUX GP, S.à.r.l., its general partner

/s/ David Lobe
Name: David Lobe Title: Manager

/s/ William Cagney
Name: William Cagney Title: Manager

CARLYLE INFRASTRUCTURE CREDIT FUND (PARALLEL), SCSP By: CICF GENERAL PARTNER (PARALLEL) S.à.r.l., its general partner

/s/ J.A. Mees
Name: J.A. Mees Title: Manager

/s/ V. Van den Brink
Name: V. Van den Brink Title: Manager

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P.

By: CCOF L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC

CARLYLE BRAVO CREDIT INVESTOR, LLC

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P. CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP

CCOF II PARALLEL AIV INVESTORS, SCSP

By: CCOF II LUX GENERAL PARTNER S.à r.l., its general partner

/s/ David Lobe
Name: David Lobe Title: Manager

/s/ William Cagney
Name: William Cagney Title: Manager

PROJECT MEDIACO, L.P.

PROJECT HARMONY, L.P. CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P.

By: CCOF II General Partner, L.P., its general partner

By: CCOF L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE SPINNAKER PARTNERS 2, L.P. CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P. By: CARLYLE SPINNAKER PARTNERS 2 GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE REVOLVING LOAN FUND II, L.P. CREV II CAYMAN, L.P. By: CARLYLE REVOLVING LOAN II GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV COINVESTMENT, L.P. By: CREV General Partner, L.P., its general partner By: CREV General Partner, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING FUND (LEVERED) IV, L.P. CARLYLE DIRECT LENDING FUND IV, L.P. By: CARLYLE DIRECT LENDING FUND IV GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C. By: CARLYLE FALCON STRUCTURED SOLUTIONS MANAGER, L.L.C., its manager

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG AURORA CREDIT GP LTD., its general partner

/s/ Karey Schreck
Name: Karey Schreck Title: Director

CARLYLE INFRASTRUCTURE CREDIT FUND (LEVERED), L.P. By: CICF GENERAL PARTNER, L.P., its general partner By: CICF L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person
CREV II COINVESTMENT, L.P. By: CARLYLE REVOLVING LOAN II GP, L.P., its general partner By: CARLYLE REVOLVING LOAN II GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person
CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P. By: TCG OPT CREDIT SPV GP, LTD., its general partner

/s/ Karey Schreck
Name: Karey Schreck Title: Director
CARLYLE SKYLINE CREDIT FUND, AIV L.P. By: CARLYLE SKYLINE CREDIT FUND GP, L.P., its general partner By: CARLYLE SKYLINE CREDIT FUND GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person
CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP CCOF II LUX FEEDER IRVING AIV, SCSP By: CCOF II LUX GENERAL PARTNER S.à r.l., its general partner

/s/ David Lobe
Name: David Lobe Title: Manager

/s/ William Cagney
Name: William Cagney Title: Manager

CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C.

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P.

By: CCOF II GENERAL PARTNER, L.P.,

its general partner

By: CCOF II L.L.C.,

its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV BRAWN AIV, L.P.

BRAWN COINVEST ELECTING INVESTORS, L.P.

CSP IV COINVEST BRAWN INVESTORS, L.P.

CSP IV COINVEST BRAWN, L.P.

CSP IV (PARALLEL) AIV I, L.P.

By: CSP IV GENERAL PARTNER, L.P.,

its general partner

By: TC GROUP CSP IV, L.L.C.,

its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV CREDIT INVESTOR, LLC

/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT SPLITTER, L.P. By: CARLYLE TANGO RE CREDIT GP, L.P., its general partner By: CARLYLE TANGO, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG CEDAR CREDIT GP LTD., its general partner

/s/ Karey Schreck
Name: Karey Schreck Title: Director

CARLYLE AURORA REVOLVING LOAN FUND, L.P. By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.P., its general partner By: CARLYLE AURORA REVOLVING LON FUND GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CLO EQUITY FUND III OFFSHORE, L.P.

CARLYLE CLO EQUITY FUND III ONSHORE, L.P.

CARLYLE CLO EQUITY FUND III, L.P.

By: CLOE III GENERAL PARTNER, L.P.,

its general partner

By: CLOE III GENERAL PARTNER, L.L.C.,

its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P. By: CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 GP, L.L.C., its general partner

/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE US CLO 2022-F, LTD.

/s/ Karey Schreck
Name: Karey Schreck Title: Director

CBAM 2017-1, LTD.

CBAM 2017-2, LTD.

CBAM 2017-3, LTD.

CBAM 2017-4, L.L.C.

CBAM 2017-4, LTD.

CBAM 2018-5, LTD.

CBAM 2018-6, LTD.

CBAM 2018-7, LTD.

CBAM 2018-8, LTD.

CBAM 2019-9, LTD.

CBAM 2019-10, LTD.

CBAM 2019-11R, LTD.

CBAM 2020-12, LTD.

CBAM 2020-13, LLC

CBAM 2020-13, LTD.

CBAM 2021-14, LTD.

CBAM 2021-15, LLC

By: CBAM CLO Management LLC,

its portfolio manager

/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

APPENDIX A

Carlyle Advisers

1.	Carlyle Global Credit Investment Management L.L.C.
2.	CSL III Advisors, LLC
3.	Carlyle CLO Management L.L.C.

Affiliated Proprietary Account

1.	TCG Capital Markets L.L.C.

Existing Affiliated Funds

1.	MC UNI LLC

2.	MC UNI Subsidiary LLC

3.	MC UNI Subsidiary II (Blocker) LLC

4.	CPC V, LP

5.	CPC V SPV LLC

6.	CDL 2018-1, L.L.C.

7.	CDL 2018-1 SPV LLC

8.	CDL 2018-2, L.P.

9.	Carlyle Ontario Credit Partnership, L.P.

10.	Carlyle Ontario Credit SLP L.L.C.,

11.	Carlyle Ontario Credit Special Limited Partner, L.P.

12.	Carlyle Skyline Credit Fund, L.P.

13.	CDL 2020-3, L.L.C.

14.	Carlyle Ontario Credit Partnership Direct Lending SPV, L.P.

15.	Carlyle Skyline Credit Fund, AIV L.P.

16.	Carlyle Clover Partners, L.P.

17.	Carlyle Clover Partners 2, L.P.

18.	Carlyle Revolving Loan Fund, L.P.

19.	CREV Coinvestment, L.P.

20.	CREV Cayman, L.P.

21.	CREV II Cayman, L.P.

22.	Carlyle Falcon Structured Solutions, L.L.C.

23.	CREV II Coinvestment, L.P.

24.	Carlyle Aurora Revolving Loan Fund, L.P.

25.	Carlyle Direct Lending Drawdown CLO 2022-1 Partnership, L.P.

26.	Carlyle Global Market Strategies CLO 2012-3, Ltd.

27.	Carlyle Global Market Strategies CLO 2012-4, Ltd.

28.	Carlyle Global Market Strategies CLO 2013-1, Ltd.

29.	Carlyle Global Market Strategies CLO 2013-2, Ltd.

30.	Carlyle Global Market Strategies CLO 2013-3, Ltd.

31.	Carlyle Global Market Strategies CLO 2013-4, Ltd.

32.	Carlyle Global Market Strategies CLO 2014-1, Ltd.

33.	Carlyle Global Market Strategies CLO 2014-2-R, Ltd.

34.	Carlyle Global Market Strategies CLO 2014-3-R, Ltd.

35.	Carlyle Global Market Strategies CLO 2014-4-R, Ltd

36.	Carlyle Global Market Strategies CLO 2014-5, Ltd.

37.	Carlyle Global Market Strategies CLO 2015-1, Ltd.

38.	Carlyle Global Market Strategies CLO 2015-2, Ltd.

39.	Carlyle Global Market Strategies CLO 2015-3, Ltd.

40.	Carlyle Global Market Strategies CLO 2015-4, Ltd.

41.	Carlyle Global Market Strategies CLO 2015-5, Ltd.

42.	Carlyle Global Market Strategies CLO 2016-1, Ltd.

43.	Carlyle Global Market Strategies CLO 2016-2, Ltd.

44.	Carlyle Global Market Strategies CLO 2016-3, Ltd.

45.	Carlyle US CLO 2016-4, Ltd.

46.	Carlyle US CLO 2017-1, Ltd.

47.	Carlyle US CLO 2017-2, Ltd.

48.	Carlyle US CLO 2017-3, Ltd.

49.	Carlyle US CLO 2017-4, Ltd.

50.	Carlyle US CLO 2017-5, Ltd.

51.	Carlyle US CLO 2018-1, Ltd.

52.	Carlyle US CLO 2018-2, Ltd.

53.	Carlyle US CLO 2018-3, Ltd.

54.	Carlyle US CLO 2018-4, Ltd.

55.	Carlyle US CLO 2019-1, Ltd.

56.	Carlyle US CLO 2019-2, Ltd.

57.	Carlyle US CLO 2019-3, Ltd.

58.	Carlyle US CLO 2019-4, Ltd.

59.	Carlyle US CLO 2020-1, Ltd.

60.	Carlyle US CLO 2020-A, Ltd.

61.	Carlyle CLO Fund, L.P.

62.	Carlyle CLO Equity Fund III Offshore, L.P.

63.	Carlyle CLO Equity Fund III Onshore, L.P.

64.	Carlyle CLO Equity Fund III, L.P.

65.	Carlyle C17 CLO, Ltd.

66.	Carlyle US CLO 2020-2, Ltd.

67.	Carlyle US CLO 2021-A, Ltd.

68.	Carlyle US CLO 2021-3S, Ltd.

69.	Carlyle US CLO 2021-4, Ltd.

70.	Carlyle US CLO 2021-5, Ltd.

71.	Carlyle US CLO 2021-6, Ltd.

72.	Carlyle US CLO 2021-7, Ltd.

73.	Carlyle US CLO 2021-8, Ltd.

74.	Carlyle US CLO 2021-10, Ltd.

75.	Carlyle US CLO 2021-9, Ltd.

76.	Carlyle US CLO 2021-11, Ltd.

77.	Carlyle US CLO 2021-J, Ltd.

78.	Carlyle US CLO 2022-A, Ltd.

79.	Carlyle US CLO 2022-B, Ltd.

80.	Carlyle US CLO 2022-F, Ltd.

81.	CBAM 2017-1, Ltd.

82.	CBAM 2017-2, Ltd.

83.	CBAM 2017-3, Ltd.

84.	CBAM 2017-4, L.L.C.

85.	CBAM 2017-4, Ltd.

86.	CBAM 2018-5, Ltd.

87.	CBAM 2018-6, Ltd.

88.	CBAM 2018-7, Ltd.

89.	CBAM 2018-8, Ltd.

90.	CBAM 2019-9, Ltd.

91.	CBAM 2019-10, Ltd.

92.	CBAM 2019-11R, Ltd.

93.	CBAM 2020-12, Ltd.

94.	CBAM 2020-13, LLC

95.	CBAM 2020-13, Ltd.

96.	CBAM 2021-14, Ltd.

97.	CBAM 2021-15, LLC

98.	Carlyle Structured Credit Fund, L.P.

99.	Carlyle Structured Credit Coinvestment, L.P.

100.	Carlyle Energy Mezzanine Opportunities Fund II, L.P.

101.	Carlyle Energy Mezzanine Opportunities Fund II-A, L.P.

102.	CEMOF II Coinvestment, L.P.

103.	CEMOF II Master Co-Investment Partners, L.P.

104.	CEMOF II Master Co-Investment Partners AIV One, L.P.

105.	CEMOF II Master Co-Investment Partners AIV, L.P.

106.	CEMOF-A Coinvestment Partners, L.P.

107.	CEMOF II AIV, L.P.

108.	CEMOF II AIV One, L.P.

109.	CEMOF II AIV Two, L.P.

110.	CEMOF II AIV Three, L.P.

111.	CEMOF II AIV Four, L.P.

112.	CEMOF II-A AIV, L.P.

113.	CEMOF II-A AIV One, L.P.

114.	CEMOF II-A AIV Two, L.P.

115.	CEMOF II-A AIV Three, L.P.

116.	CEMOF II-A AIV Four, L.P.

117.	CEMOF II Offshore Investors, L.P.

118.	Carlyle Credit Opportunities Fund (Parallel), L.P.

119.	Carlyle Credit Opportunities Fund, L.P.

120.	CCOF Cayman, L.P.

121.	CCOF Co-Investment, L.P.

122.	CCOF North Co-Investment, L.P.

123.	Carlyle Credit Opportunities Fund Note Issuer, L.P.

124.	Carlyle Credit Opportunities Fund (Parallel) Note Issuer, L.P.

125.	CCOF Gem Co-Investment, L.P.

126.	CCOF Master Cayman Gem Co-Investment, LTD.

127.	CCOF Onshore Co-Borrower LLC

128.	CCOF Master Cayman, Ltd.

129.	CCOF S.à r.l.

130.	CCOF Master S.à r.l.

131.	GC Lion S.à r.l.

132.	CCOF SPV I S.à r.l.

133.	GC Orange S.à r.l.

134.	CCOF Master Co-Investment S.à r.l.

135.	CCOF Co-Investment S.à r.l.

136.	CCOF Main SPV, L.P.

137.	Carlyle Tango Re Credit, L.P.

138.	Carlyle Credit Opportunities Fund II, L.P.

139.	Carlyle Credit Opportunities Fund (Parallel) II, SCSp

140.	Carlyle Credit Opportunities Fund Ii Note Issuer, L.P.

141.	CCOF II Lux Feeder, SCSp

142.	Carlyle Credit Opportunities Fund (Parallel) II Note Issuer, L.P.

143.	CCOF II Co-Investment, L.P.

144.	CCOF II Master, L.P.

145.	CCOF II Master Cayman, Ltd.

146.	CCOF II Onshore SPV, L.P.

147.	CCOF II Master S.à r.l.

148.	CCOF II SPV S.à r.l.

149.	CCOF Master, L.P.

150.	CCOF Parallel AIV Investors, L.L.C.

151.	CCOF Parallel AIV, L.P

152.	Carlyle Bravo Opportunistic Credit Partnership, L.P.

153.	Carlyle Bravo Opportunistic Credit Feeder, L.P.

154.	Carlyle Credit Opportunities Fund (Parallel) AIV, L.P.

155.	Carlyle Credit Opportunities Fund (Parallel) AIV Investors, L.P.

156.	Carlyle Credit Opportunities Fund (Parallel) AIV 2, L.P.

157.	Carlyle Credit Opportunities Fund (Parallel) AIV Investors 2, L.P.

158.	Carlyle Credit Opportunities Fund (Parallel) AIV 3, L.P.

159.	Carlyle Credit Opportunities Fund (Parallel) AIV 4, L.P.

160.	Carlyle Credit Opportunities Fund (Parallel) AIV Investors 3, L.L.C.

161.	Carlyle Credit Opportunities Fund (Parallel) AIV Investors 4, LLC

162.	Carlyle Credit Opportunities Fund (Parallel) II AIV 3, L.P.

163.	Carlyle Credit Opportunities Fund (Parallel) AIV 4, L.P.

164.	Carlyle Credit Opportunities Fund (Parallel) II AIV Investors 3, LLC

165.	Carlyle Credit Opportunities Fund (Parallel) II AIV 2, SCSp

166.	Carlyle Credit Opportunities Fund (Parallel) II AIV, SCSp

167.	CCOF II Parallel AIV Investors, SCSp

168.	Carlyle Credit Opportunities Fund (Parallel) II AIV Holdings, L.P.

169.	Carlyle Credit Opportunities Fund (Parallel) II AIV 2 Holdings, L.P.

170.	Carlyle Credit Opportunities Fund II-N, L.P.

171.	Carlyle Credit Opportunities Fund II-N Main, L.P.

172.	CCOF II Parallel Irving AIV Investors (Lux), SCSp

173.	CCOF II Lux Feeder Irving AIV, SCSp

174.	CCOF II Parallel Irving AIV Investors (DE), L.L.C.

175.	Carlyle Credit Opportunities Fund (Parallel) II Irving AIV 2, L.P.

176.	Carlyle Credit Opportunities Fund (Parallel) II Irving AIV, L.P.

177.	Carlyle Tango RE Credit Splitter, L.P.

178.	Project Mediaco, L.P.

179.	Carlyle Bravo Credit Investor, LLC

180.	Project Harmony, L.P.

181.	Carlyle Spinnaker Partners 2, L.P.

182.	Carlyle Spinnaker Partners 2 Main, L.P.

183.	Carlyle Strategic Partners IV, L.P.

184.	CSP IV Coinvestment, L.P.

185.	CSP IV Coinvestment (Cayman), L.P.

186.	CSP IV (Cayman 1), L.P.

187.	CSP IV Acquisitions, L.P.

188.	CSP IV S-1 AIV, L.P.

189.	CSP IV S-1A AIV, L.P.

190.	CSP IV S-1B AIV, L.P.

191.	CREDIT Acquisitions (Cayman-3), L.P.

192.	CSP IV ARF (Cayman 3), L.P.

193.	CSP IV (Cayman 2), L.P.

194.	CSP IV (Cayman 3), L.P.

195.	Clover Financing SPV, L.P.

196.	CSP IV Brawn AIV, L.P.

197.	Brawn Coinvest Electing Investors, L.P.

198.	CSP IV Coinvest Brawn Investors, L.P.

199.	CSP IV Coinvest Brawn, L.P.

200.	CSP IV (Parallel) AIV I, L.P.

201.	CSP IV Credit Investor, LLC

202.	Carlyle Infrastructure Credit Fund, L.P.

203.	Carlyle Infrastructure Credit Fund Note Issuer, L.P.

204.	Carlyle Infrastructure Credit Fund (Parallel), SCSp

205.	Carlyle Aurora Infrastructure Credit Partners, L.P.

206.	Carlyle Infrastructure Credit Fund (Levered), L.P.

207.	Carlyle Cedar Infrastructure Credit Partners, L.P.

208.	CICF Coinvestment, L.P.

209.	CICF Lux Feeder, SCSp

APPENDIX B

Resolutions of the Boards of Directors of Carlyle Secured Lending, Inc. and Carlyle Credit Solutions, Inc. (each a “Fund”)

WHEREAS: The Boards deems it advisable and in the best interest of the Funds to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Funds’ current Order of Exemption pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize the participation in follow-on investments with one or affiliates, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Funds be, and each of them hereby is, authorized and directed on behalf of the Funds and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Funds be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted May 25, 2022

APPENDIX C

Resolutions of the Board of Trustees of Carlyle Secured Lending III (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Fund’s current Order of Exemption pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize the participation in follow-on investments with one or affiliates, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted May 25, 2022

APPENDIX D

Resolutions of the Board of Trustees of Carlyle Tactical Private Credit Fund (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Fund’s current Order of Exemption pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize the participation in follow-on investments with one or affiliates, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted May 25, 2022